Exhibit 99.1

Wolfspeed Selects North Carolina for World’s Largest Silicon Carbide Materials Facility
Wolfspeed to increase Materials capacity by more than 10x
Silicon Carbide Materials manufacturing facility to be located in Chatham County, strategically located near existing Durham Materials factory
Company expands partnership with NC A&T to foster next generation of Silicon Carbide experts

DURHAM, N.C. -- Wolfspeed, Inc. (NYSE: WOLF), the global leader in Silicon Carbide technology, today announced it will build a new, state-of-the-art, multi-billion-dollar Materials manufacturing facility in Chatham County, North Carolina. The investment is targeted to generate a more than 10 fold increase from Wolfspeed’s current Silicon Carbide production capacity on its Durham campus, supporting the company’s long-term growth strategy, accelerating the adoption of Silicon Carbide semiconductors across a wide array of end-markets and unlocking a new era of energy efficiency.
“Wolfspeed is the industry leader in supplying the materials required to meet the accelerating demand for next generation semiconductors and creating a more sustainable future for all. Demand for our products continues to grow at a rapid pace, and the industry continues to be supply constrained. Expanding our Materials production will further our market leadership and allow us to better serve the growing needs of our customers,” said Gregg Lowe, President and CEO of Wolfspeed. “We are particularly excited and proud to not only expand Wolfspeed’s footprint in our home state of North Carolina, but also further our relationship with North Carolina Agricultural and Technical State University to nurture our best-in-class talent pool.”
The facility will primarily produce 200mm Silicon Carbide wafers, which are 1.7x larger than 150mm wafers, translating into more chips per wafer and ultimately, lower device costs. These wafers will be used to supply Wolfspeed’s Mohawk Valley Fab, which opened earlier this year as the world’s first, largest and only fully automated 200mm Silicon Carbide fabrication facility.
Phase one construction is anticipated to be completed in 2024 and cost approximately $1.3 billion. Between 2024 and the end of the decade, the company will add additional capacity as needed, eventually occupying more than one million square feet on the 445-acre site.
State and local funding, including a Job Development Investment Grant from the North Carolina Department of Commerce, will support the development of the facility’s first phase and represents an approximately $1.0 billion incentive package from the State, County and local governments. In addition, the company hopes to apply for and obtain federal funding from the CHIPS and Science Act to accelerate the construction and build-out of the facility. Over the next eight years, the company intends to continue to invest, looking to create roughly 1,800 jobs.
“Wolfspeed’s decision further validates North Carolina as the epicenter of clean energy,” said North Carolina Governor Roy Cooper. “This is another milestone in our drive toward a clean energy economy as it will boost electric vehicle manufacturing and offshore wind while fighting climate change and putting money in the pockets of every day North Carolinians with great paying jobs.”
The company’s talent development strategy is complemented by its continued partnership with North Carolina Agricultural and Technical State University (N.C. A&T). In 2020, Wolfspeed committed $4 million over five years to the HBCU – at the time, the single largest donation in the university’s history, to create the Wolfspeed Endowed Scholars Program. The two entities aim to establish comprehensive education and training curricula and cutting-edge research and innovation programs. This partnership will open opportunities for undergraduate and graduate credentials in Silicon Carbide semiconductor manufacturing, as well as training and career advancement programs for existing semiconductor manufacturing workers.
“North Carolina A&T is proud to partner with Wolfspeed to provide new opportunities to pursue the next generation of careers in the green economy, drive innovation and explore new possibilities,” said N.C. A&T Chancellor Harold L. Martin, Sr. “Throughout our rich history as a doctoral, land-grant university and the largest historically Black university in the country, we have believed in the power of our students to change the world. Our expanded partnership with Wolfspeed will allow us to change the world together, and I am incredibly excited for what is to come.”
About Wolfspeed, Inc.:
Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of Silicon Carbide and gallium nitride (GaN) technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include Silicon Carbide materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.
Wolfspeed® is a registered trademark of Wolfspeed, Inc.
Forward Looking Statements:
This press release contains forward-looking statements by Wolfspeed involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including the risk that Wolfspeed may encounter delays or other difficulties in constructing and/or ramping up production in this new Materials factory on time, at the projected costs, with the anticipated job creation and to the extent of the anticipated production levels or at all; risks associated with the transition of high volume production from 150mm to 200mm wafers; the continued pace of the transition to using Silicon Carbide devices in electric vehicles and other industrial uses; Wolfspeed’s ability to develop and design Silicon Carbide devices that will continue to improve performance in broad markets; the risk that Wolfspeed may be unable to manufacture its products with sufficiently low cost to offer them at competitive prices or with acceptable margins; the risk that demand for Silicon Carbide will not grow as Wolfspeed expects; the rapid development of new technology and competing products that may impair demand or render Wolfspeed’s products obsolete; and other factors discussed in Wolfspeed’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 26, 2022, and subsequent filings. For additional product and company information, please refer to www.wolfspeed.com.

Media Relations:
Melinda Walker
Director, Corporate Communications
818-261-4585
media@wolfspeed.com

Investor Relations:
Tyler Gronbach
VP, Investor Relations
919-407-4820
investorrelations@wolfspeed.com
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